FOR IMMEDIATE RELEASE
April 30, 2010

Contact:	Amy E. Essex Chief Financial Officer, Treasurer & Corporate Secretary First Federal of Northern Michigan Bancorp, Inc. (989) 356-9041
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
ANNOUNCES FIRST QUARTER 2010 RESULTS

Alpena, Michigan - (April 30, 2010) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net earnings from continuing operations of $202,000, or $0.07 per basic and diluted share, for the quarter ended March 31, 2010 compared to consolidated net earnings from continuing operations of $147,000, or $0.05 per basic and diluted share, for the quarter ended March 31, 2009.

Listed below are several key points relative to the Company’s results for the quarter ended March 31, 2010:

•	Significant quarter over quarter improvement in the Company’s net interest margin (from 3.10% to 3.58%) due primarily to a 94 basis point reduction in the cost of funds.
•	$3.1 million decrease in non-performing assets since December 31, 2009.
•	First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.
•	Provision for loan losses reduced to $11,000 for the quarter due to favorable information received on a large classified credit.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented,
“We are pleased, of course, to be able to report modest earnings for this quarter. We are even more encouraged by the $3.1 million reduction in our non-performing assets since December 31, 2009. Our level of non-performing assets remains higher than what we would consider acceptable, but we continue to aggressively address problem assets as they come to light. The return to strong asset quality is our top priority. We continue to see improvement in our net interest margin, mainly as a result of lowering our cost of funds and also due to maintaining disciplined pricing on the loan side. The core operations of the Company continue to produce income to offset the high cost of FDIC insurance and the holding costs of other real estate owned. Our primary concerns for 2010 remain the Michigan economy, credit quality, and the stability or improvement of the underlying collateral values in our loan portfolio.”

Selected Financial Ratios

	For the Three Months Ended March 31
	2010	2009

Performance Ratios:
Net interest margin	3.58%	3.10%
Average interest rate spread	3.38%	2.74%
Return on average assets*	0.35%	0.16%
Return on average equity*	3.43%	1.35%

Pre-provision Pre-tax net earnings	$315,303	$462,141

* Annualized

	As of
	March 31, 2010	December 31, 2009	March 31, 2009
Asset Quality Ratios
Non-performing assets to total assets	5.37%	6.58%	5.71%
Non-performing loans to total loans	5.00%	6.73%	6.50%
Allowance for loan losses to non-performing loans	40.55%	31.05%	44.89%
Allowance for loan losses to total loans	2.03%	2.09%	2.92%

"Texas Ratio" (Bank)	50.87%	64.29%	47.40%

Total non-performing assets (000's omitted)	$12,222	$15,366	$14,268

Financial Condition

Total assets of the Company at March 31, 2010 were $229.7 million, a decrease of $3.8 million, or 1.6%, from assets of $233.5 million at December 31, 2009. Net loans receivable decreased $2.8 million to $168.4 million at March 31, 2010, due to adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, consumer loan balances that have declined due to normal pay-downs, and limited originations of loans to be held in the Company’s portfolio. Investment securities decreased $676,000 from December 31, 2009 to March 31, 2010 due in part to the sale of a $1 million municipal security which was sold because of the perceived credit risk inherent in the security.

Deposits decreased $1.5 million to $156.6 million at March 31, 2010. Most of the decrease in deposits was in non-interest bearing personal and business checking accounts due to usage of funds in customers’ accounts as opposed to closing of accounts. FHLB advances decreased $2.2 million as our asset base shrank during the quarter.

The ratio of total nonperforming assets to total assets was 5.37% at March 31, 2010 compared to 6.58% at December 31, 2009 and 5.71% at March 31, 2009. Non-performing assets decreased by $3.1 million from December 31, 2009 to March 31, 2010. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:
•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;

•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders’ equity was $23.3 million at March 31, 2010 compared to $23.1 million at December 31, 2009. The increase was due primarily to net earnings for the three-month period of $202,000. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to
adjusted assets)	$20,537	9.03%	$9,102	4.00%	$11,378	5.00%
Total risk-based capital ( to risk-
weighted assets)	$22,550	14.07%	$12,819	8.00%	$16,024	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$20,537	12.82%	$6,410	4.00%	$9,614	6.00%
Tangible Capital ( to
tangible assets)	$20,537	9.03%	$3,413	1.50%	$4,551	2.00%

Results of Operations

Interest income decreased to $2.9 million for the three months ended March 31, 2010 from $3.3 million for the year earlier period. The decrease in interest income was due to two factors: a decrease of $17.2 million in the average balance of our interest-earning assets and a decrease of 31 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $956,000 for the three months ended March 31, 2010 from $1.5 million for the three months ended March 31, 2009. The decrease in interest expense for the three-month period was due in part to a $10.8 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 94 basis points period over period. Most notably, the average balance of our certificates of deposit decreased $13.3 million from the three-month period ended March 31, 2009 to the same period in 2010 and the cost of our certificates of deposits decreased 119 basis points period over period.

The Company’s net interest margin increased to 3.58% for the three-month period ended March 31, 2010 from 3.10% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 31 basis points to 5.37% from 5.68%, while the average cost of funds decreased 94 basis points to 2.00% from 2.94%, due mainly to a reduction of 119 basis points on our certificates of deposit.

The provision for loan losses for the three-month period ended March 31, 2010 was $11,000, as compared to $264,000 for the prior year period. The decrease related mainly to one large commercial credit for which we had established a large reserve in 2009 based on known information at that time. In early 2010 we received updated information that led us to reverse approximately $146,000 of the reserve we had established in 2009, resulting in a smaller than anticipated provision for the quarter. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non interest income decreased from $798,000 for the three months ended March 31, 2009 to $578,000 for the three months ended March 31, 2009. The results reflected a decrease in mortgage banking activities income to $248,000 for the three months ended March 31, 2010 as compared to $449,000 for the same period in 2009. During 2009, and continuing into 2010, many homeowners in the Company’s markets took the opportunity to refinance their mortgages due to lower market interest rates. The majority of these loans were sold into the secondary market, generating mortgage banking activities income for the Company.  This refinance activity peaked in March 2009. Mortgage refinances were considerably lower for the three-month period ended March 31, 2010 as compared to the prior year period.

Non interest expense increased slightly from $2.1 million for the three months ended March 31, 2009 to $2.2 million for the three months ended March 31, 2010. Our FDIC premiums increased by $15,000, or 18.4% period over period as the Company’s assessment rate increased and other expenses increased by $29,000, or 10.0% (mostly expenses related to credit quality and repossessed properties).

Federal income tax expense for the three-month period ended March 31, 2010 was based on our pre-tax income for the quarter of $304,000.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$1,900,416	$2,583,131
Overnight deposits with FHLB	957,583	515,927
Total cash and cash equivalents	2,857,999	3,099,058
Securities AFS	33,036,832	33,712,724
Securities HTM	3,925,900	3,928,167
Loans held for sale	78,600	51,970
Loans receivable, net of allowance for loan losses of $3,488,356 and
$3,660,344 as of March 31, 2010 and December 31, 2009, respectively	168,447,089	171,219,105
Foreclosed real estate and other repossessed assets	3,618,759	3,579,895
Federal Home Loan Bank stock, at cost	4,196,900	4,196,900
Premises and equipment	6,435,712	6,563,683
Accrued interest receivable	1,230,488	1,230,287
Intangible assets	846,644	919,757
Prepaid FDIC Premiums	1,225,090	1,314,850
Deferred Tax Asset	578,653	559,235
Other assets	3,188,349	3,130,063
Total assets	$229,667,015	$233,505,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$156,612,187	158,099,809
Advances from borrowers for taxes and insurance	276,519	$105,419
Federal Home Loan Bank Advances	42,200,000	44,400,000
Note Payable	-	630,927
REPO Sweep Accounts	5,596,791	5,407,791
Accrued expenses and other liabilities	1,703,219	1,809,266
Total liabilities	206,388,716	210,453,212

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,999 shares issued)	31,920	31,920
Additional paid-in capital	23,744,409	23,722,767
Retained earnings	2,202,566	2,000,264
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(130,516)	(161,678)
Accumulated other comprehensive income	393,838	423,127
Total stockholders' equity	23,278,299	23,052,482

Total liabilities and stockholders' equity	$229,667,015	$233,505,694

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months
	Ended March 31,
	2010	2009
	(Unaudited)
Interest income:
Interest and fees on loans	$2,540,413	$2,942,340
Interest and dividends on investments	185,375	197,398
Interest on mortgage-backed securities	156,533	150,826
Total interest income	2,882,321	3,290,564

Interest expense:
Interest on deposits	637,824	1,060,286
Interest on borrowings	318,582	428,559
Total interest expense	956,406	1,488,845

Net interest income	1,925,915	1,801,719
Provision for loan losses	11,088	264,230
Net interest income after provision for loan losses	1,914,827	1,537,489

Non-interest income:
Service charges and other fees	204,174	214,872
Mortgage banking activities	248,092	449,205
Gain on sale of available-for-sale investments	49,430	-
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	11,176	71,542
Other	65,613	62,617
Total non-interest income	578,485	798,236

Non-interest expense:
Compensation and employee benefits	1,170,942	1,147,802
FDIC Insurance Premiums	94,200	79,564
Advertising	19,889	17,550
Occupancy	312,576	302,418
Amortization of intangible assets	73,113	89,117
Service bureau charges	79,582	91,959
Professional services	103,111	102,904
Other	335,683	306,500
Total non-interest expense	2,189,096	2,137,814

Income from continuing operations before income tax expense (benefit)	304,216	197,911
Income tax expense from continuing operations	101,913	51,412
Net income from continuing operations	202,303	146,499

Discontinued Operations:
Loss from discontinued operations, net of income tax benefit
of $0 and $43,209	-	(83,875)
Gain on sale of discontinued operations, net of income tax expense	-
of $0 and $19,585	-	38,017
Loss from discontinued operations	-	(45,858)

Net Income	$202,303	$100,641

Per share data:
Income per share from continuing operations
Basic	$0.07	$0.05
Diluted	$0.07	$0.05
Loss per share from discontinued operations
Basic	$-	$(0.02)
Diluted	$-	$(0.02)
Net income per share
Basic	$0.07	$0.03
Diluted	$0.07	$0.03
Weighted average number of shares outstanding
Basic	2,884,249	2,884,249
Including dilutive stock options	2,884,249	2,884,249
Dividends per common share	$-	$-